SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

                          Filed by the Registrant [X]

                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                             Geoscience Corporation
               (Name of Registrant as Specified in its Charter)

     _____________________________________________________________________
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1.    Title of each class of securities to which transaction applies:

      2.    Aggregate number of securities to which transaction applies:

      3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      4.    Proposed maximum aggregate value of transaction:

      5.    Total fee paid:

[ ]   Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.    Amount Previously Paid:
      2.    Form, Schedule or Registration Statement No.:
      3.    Filing Party:
      4.    Date Filed:

                         [GEOSCIENCE CORPORATION LOGO]

                                 March 27, 1998

         To Our Stockholders:

              You are cordially invited to attend the 1998 Annual Meeting of Stockholders of GeoScience Corporation to be held on April 27, 1998, at 3:00 P.M., Houston time, in the Forum Room of the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056.

              At the meeting, you will be asked to consider and vote upon the proposals described in the attached proxy statement. Additionally, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company's 1997 Annual Report to Stockholders has been or is being furnished to stockholders.

              Whether or not you plan to attend the Annual Meeting, we ask that you indicate the manner in which you wish your shares to be voted and sign and return your proxy as promptly as possible in the enclosed envelope so that your vote may be recorded. You may vote your shares in person if you attend the Annual Meeting, even if you send in your proxy.

              We appreciate your continued interest in GeoScience
         Corporation.

                                                   Sincerely,

                                                Wendell W. Gamel
                                              CHAIRMAN OF THE BOARD

                             GEOSCIENCE CORPORATION
                       10500 WESTOFFICE DRIVE, SUITE 210
                              HOUSTON, TEXAS 77042
                                 (713) 780-1881

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 27, 1998

To the Stockholders of GeoScience Corporation:

     Notice is hereby given that the 1998 Annual Meeting of Stockholders (the "Annual Meeting") of GeoScience Corporation, a Nevada Corporation
("GeoScience" or the "Company"), will be held at the Forum Room of the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas 77056 on Monday, April 27, 1998, at 3:00 P.M., Houston time, for the following purposes:

     1. The election of three directors as members of Class II of the Board of Directors.

     2. Ratification of the appointment of Price Waterhouse LLP as independent public accountants for the Company for 1998.

     3. Such other business as may properly come before the meeting and any adjournment thereof.

     The Board of Directors has fixed March 13, 1998, as the record date for determining the stockholders of the Company entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By Order of the Board of Directors,

                                                    SHARON M. BRUNNER
                                                        SECRETARY

Houston, Texas
MARCH 27, 1998

--------------------------------------------------------------------------------
TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY AS PROMPTLY AS POSSIBLE. AN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THIS PURPOSE.
--------------------------------------------------------------------------------

                             GEOSCIENCE CORPORATION

                                PROXY STATEMENT

GENERAL

     This Proxy Statement is being furnished to the stockholders of GeoScience in connection with the solicitation of proxies by the Board of Directors for use at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Monday, April 27, 1998, at 3:00 P.M., Houston time, in the Forum Room of the DoubleTree Hotel, 2001 Post Oak Boulevard, Houston, Texas, and at any adjournment thereof.

     This Proxy Statement, the attached Notice of Annual Meeting and the accompanying form of proxy are first being mailed to stockholders of GeoScience on or about March 31, 1998.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

     At the Annual Meeting, including any adjournment or postponement thereof, the stockholders of GeoScience will be asked to consider and vote upon the proposals summarized in the attached Notice of Annual Meeting. Each proposal is described in more detail in this Proxy Statement.

RECORD DATE; OUTSTANDING SHARES; QUORUM

     Stockholders of record at the close of business on March 13, 1998 (the "Record Date") are entitled to vote at the Annual Meeting and at any adjournment thereof. On the Record Date, the issued and outstanding capital stock of GeoScience consisted of 9,979,850 shares of Common Stock (the "Common Stock"), each of which is entitled to one vote. No other voting securities are outstanding. The presence at the meeting, in person or by proxy, of the holders of a majority of the outstanding shares of voting stock of GeoScience is necessary to constitute a quorum for the transaction of business at the Annual Meeting. If there are not sufficient shares represented in person or by proxy at the meeting to constitute a quorum, the meeting may be adjourned or postponed in order to permit further solicitations of proxies by GeoScience. Proxies given pursuant to this solicitation and not revoked will be voted at any adjournment of the Annual Meeting in the manner set forth below.

VOTE REQUIRED; ABSTENTIONS AND NON-VOTES

     In conformity with the corporate law of Nevada (the state of the Company's organization) and the Company's Articles of Incorporation and Bylaws, at any meeting of stockholders at which a quorum is present, a majority of the shares entitled to vote, present in person or represented by proxy, shall decide any matter submitted to such meeting for vote, unless the matter is one upon which by law or by express provision of the Articles of Incorporation or Bylaws the vote of a greater number is required, in which case the vote of such greater number shall govern and control the decision of such matter. Neither of the proposals set forth in this proxy statement require a greater vote than a majority of shares. For purposes of determining whether a majority has been obtained with respect to a particular matter, shares as to which there is an abstention from voting and shares as to which a broker does not have authority to vote on such matter will not be treated as present and entitled to vote with respect to such matter.

VOTING BY PROXIES

     SHARES REPRESENTED BY PROPERLY EXECUTED PROXIES WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATIONS HAVE BEEN GIVEN IN A PROXY AND AUTHORITY TO VOTE HAS NOT BEEN WITHHELD, THE SHARES REPRESENTED THEREBY WILL BE VOTED: FOR THE ELECTION OF NOMINEES LISTED HEREIN AS DIRECTORS (PROPOSAL 1); FOR THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1998 (PROPOSAL 2); AND IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

     Proxies may be revoked at any time prior to the exercise thereof by filing with the President or Secretary at the Company's principal executive offices, a written revocation or a duly executed proxy bearing a later date or by appearing at the meeting and voting in person. The principal executive offices of the Company are located at 10500 Westoffice Drive, Suite 210, Houston, Texas 77042. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the meeting will be available for inspection by stockholders of record during ordinary business hours for proper purposes at the Company's principal executive offices.

SOLICITATION OF PROXIES; EXPENSES

     Solicitation of proxies by mail is expected to commence on or about March 31, 1998, and the cost thereof will be borne by the Company. In addition to such solicitation by mail, certain of the directors, officers and regular employees of the Company may, without extra compensation, solicit proxies by telephone, telecopy, or personal interview. Arrangements also will be made with certain brokerage houses, custodians, nominees and other fiduciaries for the forwarding of solicitation materials to the beneficial owners of Common Stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed by the Company for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company's stock transfer agent and registrar, Continental Stock Transfer & Trust Co., will assist in the solicitation of proxies for no fee in addition to the monthly fee paid by the Company for stock transfer and registrar services.

                             ELECTION OF DIRECTORS

                                  (PROPOSAL 1)

     The Company's Articles of Incorporation provide for the classification of the Company's Board of Directors into three classes (Class I, Class II and Class
III), having staggered terms. The current term of office of directors in Class II expires at the Annual Meeting. The terms of office of the directors in Classes III and I will expire at the annual meetings of stockholders to be held in 1999 and 2000, respectively. At the Annual Meeting, three Class II directors will be elected to serve for terms expiring at the annual meeting of stockholders to be held in 2001.

     It is the intention of the persons designated as proxies in the enclosed proxy card, unless the proxy is marked with contrary instructions, to vote for the election of Messrs. W. L. Creech, Richard F. Miles, and Edward R. Prince, Jr. as Class II directors to serve until the 2001 annual meeting of stockholders and until their successors have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, shares represented by such proxies will be voted for such person or persons, if any, as may be designated by the Board of Directors. At present, it is not anticipated that any nominee will be unable to serve. Directors will be elected by a majority of the votes cast at the Annual Meeting.

PROPOSAL 1: THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES LISTED BELOW.

NOMINEES

     The following sets forth certain information with respect to the business experience of each nominee during the past five years.

     W. L. CREECH, age 70, has been a director of the Company since April 1996. Since his retirement from the United States Air Force as a Four Star General in 1984, General Creech has been an independent business consultant and speaker. He is the author of THE FIVE PILLARS OF TQM. General Creech also serves as a director of Tech-Sym Corporation, Comarco, Inc., and ESEA Corporation.

     RICHARD F. MILES, age 49, has been a director and the President of the Company since March 1996. In January 1998, Mr. Miles was elected President of Syntron, Inc., a position he also held from January 1990 until November 1995 at which time he was elected Chairman of Syntron. In addition, Mr. Miles served as Chairman of CogniSeis Development, Inc. from June 1995 to October 1997, and President of CogniSeis from January 1996 to October 1996. Prior to his association with Syntron and CogniSeis, Mr. Miles had been General Manager of Geosource Marine starting in 1984 and, when Halliburton Geophysical Services ("HGS") acquired Geosource Marine in 1988, he became the Manager of the HGS North America Marine and Central Marine Support, which continued the former marine seismic data acquisition business of Geosource Marine. Mr. Miles served as Chairman of the International Association of Geophysical Contractors (IAGC), an industry trade group, from March 1997 until March 1998.

     EDWARD R. PRINCE, JR., age 68, has been a director since September 1996. Mr. Prince currently is Vice Chairman of Zydeco Energy Inc., an independent oil and gas exploration company. Until 1994, Mr. Prince served as Chairman and Chief Executive Officer of Digicon, Inc., a company he co-founded in 1965. Mr. Prince also serves as a director of JetFax Inc.

CONTINUING DIRECTORS

     The following sets forth certain information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting. Information is provided concerning the business experience of each continuing director during the past five years and the other directorships held by each continuing director.

CLASS III DIRECTOR -- TERM EXPIRING 1999

     WENDELL W. GAMEL, age 68, has been Chairman of the Board of the Company since April 1996. Mr. Gamel also is Chairman of the Board and President of Tech-Sym Corporation, positions he has held for more than the past five years.

     CHRISTOPHER C. KRAFT JR., age 74, has been a director of the Company since April 1996. Dr. Kraft has been a consultant to the aerospace industry since his retirement as Director of the NASA Johnson Space Center in 1982. He was Flight Director for all of the Mercury missions and many of the Gemini missions. Dr. Kraft also is a director of Tech-Sym Corporation.

     RAY F. THOMPSON, age 61, has been a director and Vice President, Chief Financial Officer and Treasurer of the Company since March 1996. Mr. Thompson also has been the Treasurer and Chief Financial Officer of Tech-Sym Corporation for more than the past five years, and served as Controller until July 1996. In February of 1993, he was elected to the additional office of Vice President of Tech-Sym Corporation.

CLASS I DIRECTOR -- TERM EXPIRING 2000

     MICHAEL C. FORREST, age 64, has been a director of the Company since April 1996. Mr. Forrest has been a consultant for petroleum exploration since his retirement as the Senior Vice President of Technology and Business Development at Maxus Energy Corporation (an oil and gas exploration and production company), a position he held from 1994 to 1997. He originally joined Maxus in 1992 as Vice Chairman and Chief Operating Officer and served on its Board of Directors until it was acquired by YPF, S.A. in 1995. Previously, he was President of Pecten International Co., a company engaged in the business of oil and gas exploration that is a subsidiary of Shell U.S.A. During his 37 years of service with Shell, Mr. Forrest served in various exploration and management positions. Mr. Forrest also is a director of Tech-Sym Corporation.

     J. RANKIN TIPPINS, age 45, has been a director, Vice President, and General Counsel of the Company since March 1996, and served as Secretary of the Company from March 1996 until April 1997. Mr. Tippins also has been the Secretary and General Counsel of Tech-Sym Corporation for more than the past five years.

                 BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

     During 1997, the Board of Directors held ten (10) meetings. Committees of the Board of Directors included a Compensation Committee and an Audit Committee.

     The Audit Committee currently is composed of Messrs. Creech, Forrest and Prince. The Audit Committee held three (3) meetings in 1997. The Audit Committee examines and considers matters relating to (i) the financial affairs of the Company, including reviewing the Company's annual financial statements, (ii) the scope and adequacy of the independent annual audit and internal audits, and
(iii) the effectiveness and adequacy of the Company's internal and accounting controls, including matters addressed in the independent public accountants' letter to management.

     The Compensation Committee currently is composed of Messrs. Creech, Forrest and Kraft. The Compensation Committee held four (4) meetings during 1997. The functions of the Compensation Committee include (i) considering and making recommendations to the Board of Directors with respect to programs for human resource development and management organization and succession, (ii) approving changes in senior executive compensation, (iii) making recommendations to the Board of Directors regarding compensation matters and policies and (iv) administering the Company's 1996 Equity Incentive Plan, as amended and restated ("Stock Plan"), including the selection of participants, the determination of the type and number of awards to be granted and any interpretation of the Stock Plan.

     During 1997, each of the directors of GeoScience attended at least 75% of the aggregate number of meetings of the Board of Directors and the respective committees on which he served.

COMPENSATION OF DIRECTORS

     During 1997, those members of the Board who were not employees of either the Company or Tech-Sym Corporation were paid (i) a fee of $1,000 for attendance at each Board meeting, (ii) a fee of $250 for attendance at each meeting of a committee of the Board prior to February 20, 1997, and (iii) a fee of $500 for attendance at each meeting of a committee of the Board on and after February 20, 1997. Board members who were either employees of the Company or Tech-Sym Corporation did not receive any fees. Members of the Board who were not current or former employees of the Company or Tech-Sym Corporation also were paid an annual retainer of $12,000.

     Under the Stock Plan, each director of the Company who was not either an employee of the Company or Tech-Sym Corporation received on the day following the 1997 annual meeting of the Company's stockholders, April 29, 1997, an option to purchase 2,000 shares of Common Stock at an exercise price per share equal to the closing share price of the Common Stock on the date of grant.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

     The names, ages and current offices of the executive officers of the Company, who are to serve until their successors are elected and qualified, are set forth below.

      NAME                        AGE                      OFFICE
-------------------------------   ---   ----------------------------------------
Wendell W. Gamel...............   68    Chairman of the Board
John H. Jones..................   60    Vice President
Richard F. Miles...............   49    President
Ray F. Thompson................   61    Vice President, Chief Financial Officer
                                          and Treasurer
J. Rankin Tippins..............   45    Vice President and General Counsel

     A description of the business experience during the past five years for each of the executive officers of the Company is set forth below. Unless otherwise noted, positions are with the Company.

     Wendell W. Gamel has been Chairman of the Board of Directors since April 1996. Mr. Gamel also is Chairman of the Board and President of Tech-Sym Corporation, positions he has held for more than the past five years.

     John H. Jones has been Vice President since August 1996. From February 1994 to August 1996, Mr. Jones was Manager of Contracts for Syntron, Inc. Prior to joining Syntron, Mr. Jones was Commercial Negotiator with Halliburton Company from 1977 to 1993, and Manager of Contracts for Halliburton Geophysical Service, Inc. from 1990 to February 1994.

     Richard F. Miles has been a director and President of the Company since March 1996. In January 1998, Mr. Miles was elected President of Syntron, a position he also held from January 1990 until November 1995 at which time he was elected Chairman of Syntron. In addition, Mr. Miles served as Chairman of CogniSeis Development, Inc. ("CogniSeis") from June 1995 to October 1997, and President of CogniSeis from January 1996 to October 1996. Prior to his association with Syntron and CogniSeis, he had been General Manager of Geosource Marine starting in 1984 and, when Halliburton Geophysical Services ("HGS") acquired Geosource Marine in 1988, he became the Manager of the HGS North America Marine and Central Marine Support, which continued the former marine seismic data acquisition business of Geosource Marine. Mr. Miles served as Chairman of the International Association of Geophysical Contractors (IAGC), an industry trade group, from March 1997 until March 1998.

     Ray F. Thompson has been a director, Vice President, Chief Financial Officer and Treasurer of the Company since March 1996. Mr. Thompson also has been the Chief Financial Officer and Treasurer of Tech-Sym Corporation for more than the past five years and served as Controller until July 1996. In February of 1993, he was elected to the additional office of Vice President of Tech-Sym Corporation.

     J. Rankin Tippins has been a director, Vice President, and General Counsel of the Company since March 1996, and served as Secretary of the Company from March 1996 until April 1997. Mr. Tippins also has been the General Counsel and Secretary of Tech-Sym Corporation for more than the past five years.

                             EXECUTIVE COMPENSATION

     The following table summarizes compensation with respect to the fiscal years ended December 31, 1997, 1996 and 1995 for services to the Company in all capacities awarded to, earned by or paid to (i) the Company's chief executive officer, (ii) two other executive officers with annual compensation in excess of $100,000 who were serving as executive officers on December 31, 1997, and (iii) one other individual who would have been in (ii) above but for the fact that he was not serving as an executive officer on December 31, 1997 (together, the "Named Officers"). Messrs. Gamel, Thompson and Tippins are full-time employees of Tech-Sym Corporation but devote such time to the affairs of the Company as the Company's needs reasonably require from time to time. The time and effort devoted by these individuals to the Company's affairs is provided to the Company under a Corporate Services Agreement between the Company and Tech-Sym Corporation. Accordingly, the compensation for these individuals is not paid by the Company and is not reported in the following table.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG TERM
                                                                            COMPENSATION
                                                                        --------------------
                                                                           NO. OF SHARES
                                                                             UNDERLYING
                                                ANNUAL COMPENSATION(1)    OPTIONS GRANTED         ALL OTHER
              NAME AND                          ----------------------  --------------------   COMPENSATION(4)
         PRINCIPAL POSITION             YEAR      SALARY     BONUS(2)     GSCI      TSY(3)           ($)
-------------------------------------   -----   ----------  ----------  ---------  ---------   ----------------
Richard C. Cooper(8).................    1997   $  111,647     -0-         -0-        -0-          $ 12,500
  President of CogniSeis                 1996   $  102,106     -0-         12,000     -0-          $ 10,000
John H. Jones(5).....................    1997   $   98,217  $   11,962     20,000     -0-          $  5,496
  Vice President                         1996   $   94,440  $   24,973     10,000     -0-          $  5,137
Richard F. Miles.....................    1997   $  201,667  $   35,000     12,500     -0-          $  7,179
  President                              1996   $  195,000  $  140,350(6)  25,000    5,000         $  6,854
                                         1995   $  183,000  $   67,920     -0-        -0-          $  5,695
Bruce H. Nelson(7)...................    1997   $  155,000     -0-         20,000     -0-          -0-
  President of Syntron                   1996   $  140,000  $   50,020     20,000     -0-          $  5,909
                                         1995   $  125,000  $   43,150     -0-        -0-          $  4,233

------------

"GSCI" -- GeoScience Corporation
"TSY" -- Tech-Sym Corporation

(1) Does not include perquisites and other personal benefits because the value of these items did not exceed the lesser of $50,000 or 10% of reported salary and bonus of any of the Named Officers.

(2) Bonus amounts were earned during the years indicated, but paid in the first quarter of the following year.

(3) Represents options granted in connection with services rendered to Tech-Sym Corporation.

(4) Each of the amounts in this column are contributions by the Company to the executive officer's account in GeoScience's Retirement (401(k)) Plan, except for Mr. Cooper which amount for 1996 represents income paid for a housing allowance, and which amount for 1997 represents compensation paid to Mr. Cooper under a Termination and Incentive Agreement between CogniSies Development, Inc., the Company and Mr. Cooper.

(5) Mr. Jones became an executive officer of the Company in August 1996.

(6) Includes $66,000 paid by Tech-Sym Corporation.

(7) Mr. Nelson ceased serving as an executive officer of GeoScience in January 1998.

(8) Mr. Cooper became an executive officer of the Company in October 1996. In connection with the sale of CogniSies, Mr. Cooper ceased serving as an executive officer of GeoScience in October 1997.

     The following table sets forth information concerning individual grants of stock options by the Company made during fiscal 1997 to the Named Officers in their capacities as officers of the Corporation. It has not been the Corporation's policy to grant stock appreciation rights, and no such rights were granted during fiscal 1997.

                    STOCK OPTIONS GRANTED DURING FISCAL 1997

                                         NO. OF
                                       SECURITIES     % OF TOTAL
                                       UNDERLYING   OPTIONS GRANTED
                                        OPTIONS     TO EMPLOYEES IN   EXERCISE PRICE   EXPIRATION      GRANT DATE
                NAME                    GRANTED       FISCAL YEAR       PER SHARE         DATE      PRESENT VALUE(A)
-------------------------------------  ----------   ---------------   --------------   ----------   ----------------
Richard C. Cooper....................    -0-           -0-                -0-             -0-           -0-
John H. Jones........................     5,000           1.3            $  9.375       4/27/2007       $ 31,190
                                         15,000           4.0            $ 11.625       12/9/2007       $113,445
Richard F. Miles.....................    12,500           3.3            $  9.375       4/27/2007       $ 77,795
Bruce H. Nelson......................    10,000           2.6            $  9.375       4/27/2007       $ 62,380
                                         10,000           2.6            $ 11.625       12/9/2007       $ 75,630

------------

(a) In accordance with Securities and Exchange Commission rules, the Black-Scholes option pricing model was used to estimate the value of the GeoScience options to be $6.238 and $7.563 for each option share as of the grant date of 4/28/1997 and 12/10/1997, respectively. The model's mathematical formula primarily is used to value traded stock options and is premised on immediate exercisability and transferability of the options. This is not true for the GeoScience options granted to executive officers and other employees. Therefore, the values shown are theoretical and are not intended to reflect the actual values the recipients eventually may realize, if any. Any ultimate value will depend on the excess of the stock price over the exercise price on the date the optionee, in his sole discretion, exercises the options. The following assumptions were used for the purpose of estimating the Grant Date Present Value: (i) option term of eight years,
    (ii) volatility of .54, (iii) dividend yield of zero, (iv) and risk-free rate of return of 6.49%.

     The following table summarizes for each of the Named Officers the number of Tech-Sym and GeoScience stock options and stock appreciation rights (SARs), if any, exercised during the year ended December 31, 1997, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1997, and the aggregate dollar value of in-the-money, unexercised options and SARs, if any, held at December 31, 1997. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of the unexercised, in-the-money options or SARs at fiscal year-end is the difference between its exercise or base price and the fair market value of the underlying stock on December 31, 1997, which was $25.4375 per share for Tech-Sym and $11.75 per share for GeoScience. These values, unlike the amounts set forth in the column headed "value realized," have not been, and may never be realized. The underlying options or SARs have not been, and may not be, exercised; and actual gains, if any, on exercise will depend on the value of Tech-Sym Corporation and GeoScience Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have not yet vested under the vesting schedule in Tech-Sym Corporation's 1990 Stock Option Plan or GeoScience's 1996 Equity Incentive Plan.

         AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

                                                                                                            VALUE OF
                                                                                                           UNEXERCISED,
                                                                                NUMBER OF SECURITIES       IN-THE-MONEY
                                                                                     UNDERLYING            OPTIONS
                                                                               UNEXERCISED OPTIONS AT       AT FISCAL
                                                   SHARES                          FISCAL YEAR-END          YEAR-END
                                                 ACQUIRED ON      VALUE      ---------------------------   -----------
                NAME                   COMPANY    EXERCISE      REALIZED     EXERCISABLE   UNEXERCISABLE   EXERCISABLE UNEXERCISABLE
-------------------------------------  -------   -----------   -----------   -----------   -------------   ------------ ------------
Richard C. Cooper....................  GSCI        -0-             -0-          3,000         -0-             -0-           -0-
                                        TSY        -0-             -0-         -0-            -0-             -0-           -0-
John H. Jones........................  GSCI        -0-             -0-          2,500          27,500         -0-         $13,750
                                        TSY        -0-             -0-          2,000         -0-            $ 7,375        -0-
Richard F. Miles.....................  GSCI        -0-             -0-          6,250          31,250         -0-         $29,688
                                        TSY         6,000       $  112,875      7,000           3,000        $48,438        -0-
Bruce H. Nelson......................  GSCI        -0-             -0-          8,000          32,000         -0-         $25,000
                                        TSY        -0-             -0-          5,000         -0-            $22,188        -0-

"GSCI" -- GeoScience Corporation
"TSY" -- Tech-Sym Corporation

EXECUTIVE RETIREMENT AGREEMENT

     Mr. Miles is a party to a retirement agreement entered into with Tech-Sym Corporation in 1994 which provides for the payment to him of an annual retirement benefit for the remainder of his life commencing at his retirement on or after age 65 in an amount equal to 65% of his highest rate of base salary payable by Tech-Sym Corporation and its subsidiaries that is in effect at any time prior to his reaching age 61 ("Base Salary"). If Mr. Miles voluntarily terminates his employment prior to age 65, but on or after age 62, he shall commence receiving his retirement benefit reduced by 1.39% for each full calendar month which his date of termination precedes his 65th birthday, unless such reduction is waived by the Board of Tech-Sym. The applicable Base Salary of Mr. Miles for purposes of this agreement is $205,000. The agreement further provides for the payment of a surviving spouse's benefit equal to 37% of the Base Salary, which is payable annually upon his death to his surviving spouse, if any, for the lesser of ten years or the remainder of her life. Tech-Sym Corporation's obligation under the agreement to pay the retirement benefits terminates if

Mr. Miles voluntarily leaves the employ of Tech-Sym Corporation prior to reaching age 62 (other than due to death or total and permanent disability) or is terminated for cause. The benefits remain payable in the event of the termination of employment prior to age 62 because of his total and permanent disability or his termination after reaching age 62, but in both instances are subject to reduction for their early commencement unless such reduction is waived by the board. Under the agreement, the surviving spouse's benefit is not payable if Mr. Miles voluntarily leaves the employ of Tech-Sym Corporation prior to age 62 or is terminated for cause, but is payable if the executive dies while still in the employ of Tech-Sym Corporation, or after his termination of employment after reaching age 62 or after his termination due to a disability. The agreement also provides Mr. Miles with continued company-provided health benefits after his retirement. The benefits under the agreement become 50% vested after ten years of continuous employment with an additional 10% each year thereafter until fully vested.

     Tech-Sym Corporation has contributed certain assets to a trust with a commercial bank to provide for the payment of the benefits under the retirement agreement. The amounts held in trust remain available to the claims of creditors of Tech-Sym Corporation in the event of its bankruptcy or insolvency.

TERMINATION AGREEMENT

     Tech-Sym Corporation entered into a termination agreement with Mr. Miles in 1991 which provides that if Mr. Miles' employment is terminated during the three-year period following a Change in Control of Tech-Sym Corporation, as defined in the agreement, other than for cause or by Mr. Miles for other than "good reason," Mr. Miles will continue to be paid his base salary, participate in the Bonus Plan and receive certain other benefits for the remainder of such three-year period. Such payments to Mr. Miles would be reduced by (i) any amounts payable to Mr. Miles from other employment, and (ii) any amounts paid pursuant to the Executive Retirement Agreement entered into by and between Tech-Sym Corporation and Mr. Miles.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission (the "Commission") and the Nasdaq initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, officers and greater than 10% stockholders are required by the Commission's regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1997, all reports required by Section 16(a) to be filed by its directors, officers and greater than 10% beneficial owners were filed on a timely basis, except that one Form 4 reporting a purchase by Mr. Gamel was reported late.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Board of Directors has a Compensation Committee comprised of three non-employee directors which reviews and recommends to the Board the payment of compensation to any employee of the Company or its subsidiaries with an annual salary of $100,000 or more. In addition, the Compensation Committee reviews and recommends to the Board all incentive compensation plans including, without limitation, bonus plans, stock option plans, stock purchase plans, and key employee compensation agreements. The Board has final approval concerning the Compensation Committee's recommendations.

     The Compensation Committee also administers the Company's 1996 Equity Incentive Plan, as amended and restated, and grants stock options to officers and key employees under the Plan. The Board does not have any approval or disapproval authority concerning the grants awarded by the Compensation Committee.

     The executive compensation policies and practices are designed to provide competitive levels of compensation that integrate pay with the Company's annual and long-term performance goals. Compensation of the executive officers of the Company primarily is comprised of salary, incentive bonus, and stock options. In addition, all of the executive officers are eligible to participate in the Company's Section 401(k) Retirement Plan. Certain executive officers have entered into Termination Agreements with Tech-Sym Corporation and Mr. Miles also is a party to an Executive Retirement Agreement with Tech-Sym Corporation.

SALARY

     The base salaries of the executive officers are established at a level deemed appropriate to attract and retain qualified executives. In establishing its recommendations, the Compensation Committee considers the recommendations of management, the amount of responsibilities of the executive officers, the salaries of others similarly situated both within and outside of the Company, the recent performance in the executive's area of responsibility, the relative performance of other companies in similar businesses, and any changes in the cost-of-living. The salaries of the executive officers are expected to be reviewed annually with the performance of the prior year taken into account.

INCENTIVE BONUS PLANS

     The Company and its subsidiaries have incentive bonus plans which provide for incentive compensation for their officers and key employees. Under the Company's plan, the aggregate bonus pool from which such awards were made for 1997 did not exceed 2% of the Company's consolidated earnings before federal and state income taxes. The apportionment of that part of the Company's bonus pool paid to the executive officers is determined by the Board of Directors, pursuant to recommendations of the Compensation Committee, according to levels of responsibilities and individual performance. No bonus is payable if the Company fails to earn a profit.

     Under the incentive bonus plan for the Company's subsidiaries, directors, officers, and key employees of each of the subsidiaries are eligible to share in a bonus pool, calculated separately for each subsidiary, amounting to not less than 8% and not more than 15% of such subsidiary's annual earnings before state and federal income taxes. Bonus amounts earned in excess of 8% pre-tax earnings depend upon the degree by which each subsidiary exceeds certain performance criteria, such as sales, net profit and return on investment. The apportionment of the total amount of the bonus and the recipients thereof are determined by the senior management of the Company and the respective subsidiary according to levels of responsibility and individual performance except that approval of the Board of Directors of the Company, pursuant to recommendations of the Compensation Committee, is required for an award to (i) any recipient whose annual salary is equal to or greater than $100,000 and (ii) any division or subsidiary general manager or chief executive officer, regardless of the amount of compensation. No bonus is payable if the subsidiary fails to earn a profit.

     The amount of the bonus pool of the Company and of each subsidiary is subject to reduction by the amount of (i) any bonuses such as year-end bonuses paid to employees for such year, (ii) the matching contributions which each such company would be required to make to the retirement plan, if any, on the total bonus pool amount for the accounts of its bonus recipients and (iii) certain marketing incentives paid to employees for such year.

EQUITY INCENTIVE PLAN

     The Company's Equity Incentive Plan is designed to align the long-term interests of key employees with shareholder interests. The exercise price of options may not be less than 100% of the fair market value per share of the Common Stock on the date of the grant. The employees awarded stock options benefit only when the market price of the Company's stock increases to the benefit of all shareholders. The number of options granted to any individual is dependent on the individual's level of responsibility and ability to influence the performance of the Company and its subsidiaries.

CEO COMPENSATION

     As with the other executive officers, the compensation of Mr. Miles consists primarily of salary, incentive bonus, and stock options. Mr. Miles' salary is reviewed on an annual basis by the Compensation Committee and the Board of Directors at the time of the annual election of officers at the Directors' meeting held in conjunction with the annual stockholders' meeting held in April of each year. The incentive bonus is determined after the end of each year when financial results are available. Stock option grants are not automatic.

     At its April 28, 1997 meeting, the Committee determined that a 5% salary increase for Mr. Miles, effective May of 1997, was appropriate in light of the Company's 35% increase in revenue and 8% increase in net income during 1996 from the prior year. The Board of Directors approved the recommendation.

     At the same meeting, the Committee awarded Mr. Miles an option to purchase 12,500 shares of Common Stock of the Company at 100% of the closing sales price of the stock on the date of grant. The options vest in equal installments of 25% on the anniversary date of award over a four year period. It was the considered opinion of the Committee that the grant, along with the stock owned directly by Mr. Miles, would provide a financial incentive for Mr. Miles to align his long-term interests with those of the Company's stockholders.

     A major portion of Mr. Miles' compensation consists of an annual incentive bonus and, as such, fluctuates with the financial performance of the Company. Since the revenue of the Company in 1997 was 4% greater than in 1996 and the 1997 earnings of the Company were approximately 77% less than in 1996, the Committee recommended, and the Board approved, an incentive bonus of $35,000, which was a 75% reduction from his bonus the prior year.

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporated this information by reference, and shall not otherwise be deemed filed under such acts.

     The foregoing report is given by the following members of the Compensation Committee.

     W. L. Creech       Christopher C. Kraft, Jr.       Michael C. Forrest

CERTAIN TRANSACTIONS WITH MANAGEMENT

     The Company paid approximately $1.3 million, $1.8 million and $1.7 million to Tech-Sym Corporation in 1995, 1996 and 1997, respectively, in connection with management, financial, and legal services provided by Tech-Sym Corporation to the Company. The amount of the fee payable by the Company was determined by Tech-Sym Corporation as the allocable portion of certain general and administrative expenses incurred by Tech-Sym Corporation based on the Company's net sales, payroll, and capital employed (fixed assets and inventory) in relation to the net sales, payroll and capital employed of Tech-Sym Corporation's subsidiaries in the aggregate. In May 1996, the Company and Tech-Sym Corporation entered into a Corporate Services Agreement that provides for a payment of a fee by the Company to Tech-Sym Corporation for providing management, financial, and legal services on substantially the same basis as Tech-Sym Corporation has been compensated for such services historically. The Company believes that the fees paid to Tech-Sym Corporation in 1995, 1996 and 1997 for management, financial and legal services provided by Tech-Sym Corporation to the Company were not more than those that would have been payable to an unaffiliated third party for providing such services, and that the fees payable to Tech-Sym Corporation under the Corporate Services Agreement for the services to be provided thereunder for 1998 will not be more than the fees that would be required to be paid to an unaffiliated third party to provide such services. In addition, during 1995, 1996 and 1997 the Company paid to Tech-Sym Corporation approximately $1.3 million, $1.0 million and $700,000, respectively, in interest on outstanding indebtedness owed to Tech-Sym Corporation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table indicates the beneficial ownership of Common Stock, as well as the common stock of Tech-Sym Corporation, as of January 31, 1998, with respect to (i) each person who was known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table above and (iv) all directors and executive officers as a group.

                                                   GEOSCIENCE                                TECH-SYM
                                       ------------------------------------    --------------------------------------
                                       SOLE VOTING       OPTIONS               SOLE VOTING         OPTIONS
                                           AND         EXERCISABLE                 AND           EXERCISABLE
                                        INVESTMENT      WITHIN 60     % OF      INVESTMENT        WITHIN 60     % OF
          BENEFICIAL OWNER                POWER           DAYS        CLASS       POWER             DAYS        CLASS
-------------------------------------  ------------    -----------    -----    ------------      -----------    -----
Richard C. Cooper....................          -0-        -0-          -0-        -0-               -0-          -0-
W. L. Creech.........................       41,000        22,000        *           1,000            6,000        *
Michael C. Forrest...................        2,500        22,000        *           1,500           11,000        *
Wendell W. Gamel.....................        6,000         6,250        *          84,826(a)(b)     46,000       2.14
John H. Jones........................        1,456(a)      2,500        *         -0-                2,000       -0-
Christopher C. Kraft, Jr. ...........        2,000        22,000        *           3,500           16,200        *
Richard F. Miles.....................        2,615(a)      6,250        *             826(a)         7,000        *
Bruce H. Nelson......................       11,831(a)      5,000        *             -0-            5,000        *
Edward R. Prince, Jr. ...............          -0-        22,000        *             -0-              -0-        *
J. Rankin Tippins....................        5,000         3,750        *           7,900(a)        24,000        *
Ray F. Thompson......................        4,000         3,750        *          21,097(a)        31,000        *
Tech-Sym Corporation.................    7,900,000        -0-         79.16
  10500 Westoffice Drive
  Houston, Texas 77042
Directors and executive officers as a
  group (11 persons).................       76,402       115,500        1.9%      120,649          148,200       3.89%

-----------

 *  Represents ownership of less than 1.0%.

(a) Includes shares allocated to the employee through his participation in the GeoScience Retirement Plan or the Tech-Sym Retirement Plan. For Mr. Nelson, also includes 11,400 shares held by the B. Nelson Family Limited Partnership Living Trust of which Mr. Nelson disclaims beneficial ownership except to the extent of his pecuniary interests therein.

(b) Includes 5,000 shares held in trust for Mr. Gamel's children in which he disclaims beneficial ownership.

                      STOCKHOLDER RETURN PERFORMANCE GRAPH

     The following graph compares the percentage change in GeoScience's cumulative total return on its Common Stock over the preceding nineteen-month period with the cumulative total return of the Standard & Poor's Oil & Gas (Drilling & Equipment) Index and with the Nasdaq Stock Market-U.S. Index. The data presented assumes a hypothetical investment of $100 in the Company's stock and in the underlying stocks of each of the two indices as of May 17, 1996, and that all dividends were reinvested. The May 17, 1996 date was used since this was the date the GeoScience stock first traded on the Nasdaq Stock Market.

                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                  12/96           12/97
                                  -----           -----
Geoscience Corporation              76              69
Nasdaq Stock Market (U.S.)         109             133
S&P Oil & Gas                      113             173
     (Drilling Equipment)

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

                                  (PROPOSAL 2)

     By action of the Board of Directors, Price Waterhouse LLP has been selected as independent public accountants of the Company for the year ending December 31, 1998. A representative of such firm is expected to be present at the annual meeting of stockholders with the opportunity to make a statement if he desires to do so and will be available to answer appropriate questions.

     PROPOSAL 2:  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION
                  OF PRICE WATERHOUSE LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 1998.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter to be presented at the Annual Meeting. If any additional matter properly comes before the meeting, it is intended that proxies in the enclosed form will be voted on the matter in accordance with the discretion of the persons named in the proxy.

         STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING OF STOCKHOLDERS

     Proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be received by the Company by November 28, 1998, to be considered for inclusion in the proxy statement and form of proxy relating to the 1999 meeting.

                                           BY ORDER OF THE BOARD OF DIRECTORS,

                                                    SHARON M. BRUNNER
                                                        SECRETARY

                              FRONT SIDE OF PROXY

PROXY                        GEOSCIENCE CORPORATION                        PROXY
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) WENDELL W. GAMEL, RICHARD F. MILES and J. RANKIN TIPPINS, or any of them, lawful attorneys and proxies of the undersigned to vote as Proxy at the Annual Stockholders' Meeting of GeoScience Corporation (herein the "Company") to be held on April 27, 1998, and any adjournment(s) thereof, according to the number of votes owned by the undersigned as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS NUMBERED 1 AND 2.

PROPOSAL 1. The Election of Directors:

                    [ ] FOR nominees listed below   [ ] WITHHOLD AUTHORITY
                        (except as marked               to vote for all nominees
                        to the contrary below)          listed below

            Class II: W. L. Creech, Richard F. Miles, Edward R. Prince, Jr.

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME HERE:

        ------------------------------------------------------------------------

PROPOSAL 2: Ratification of the appointment of Price Waterhouse LLP as the independent public accountants of the Company.

                   [ ] FOR      [ ] AGAINST       [ ] ABSTAIN

                   (continued and to be signed on other side)

                               BACK SIDE OF PROXY

In accordance with their discretion, said Attorneys and Proxies are authorized to vote upon such other matters or proposals not known at the time of solicitation of this proxy which may properly come before the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. ANY PRIOR PROXY IS HEREBY REVOKED.

                                                Dated: ___________________, 1998

                                                ________________________________
                                                           Signature

                                                ________________________________
                                                  (Signature if held jointly)

                                                Please sign exactly as your name
                                                appears at the left. When shares
                                                are held by joint tenants, both
                                                should sign. When signing as
                                                attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If a corporation,
                                                please sign in full corporate
                                                name by president or other
                                                authorized person. If a
                                                partnership, please sign in
                                                partnership name by authorized
                                                person.

                                                PLEASE MARK, SIGN, DATE, AND
                                                RETURN THIS PROXY CARD PROMPTLY,
                                                USING THE ENCLOSED ENVELOPE.
                                                THANK YOU.